ANN TAYLOR ANNOUNCES $50 MILLION INCREASE
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                IN ITS SECURITIES BUY-BACK PROGRAM
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FOR IMMEDIATE RELEASE
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     New York, New York,  January 10, 2000 - AnnTaylor Stores Corporation (NYSE:
ANN) announced today that its Board of Directors has authorized a $50 million increase in the Company's securities repurchase program that was announced in September 1999, raising the total amount of securities that may be purchased under this program to $90 million. Pursuant to this program, the Company may make purchases of shares of its Common Stock and/or its Convertible Debentures due 2019, from time to time, subject to market conditions and at prevailing market prices, through open market purchases or in privately negotiated transactions. Purchases under the expanded program may be made through June 30, 2000.

     Repurchased shares of Common Stock will become treasury shares and may be used for general corporate and other purposes. Repurchased Debentures will be canceled.

     Ann Taylor Chairman and Chief Executive Officer J. Patrick Spainhour said, "Ann Taylor's strong financial condition and cash flow will allow us to continue to take advantage of opportunities to purchase our securities at attractive prices. We believe that, given current market conditions, purchasing our securities represents an attractive investment and will enhance shareholder value. "

     In September 1999, the Company announced a $40 million securities repurchase program. In October and November 1999, the Company acquired 1,032,500 shares of its Common Stock for an aggregate purchase price of $39.9 million pursuant to this program. No Convertible Debentures were purchased under the program.

     Ann Taylor is one of the country's leading women's specialty retailers, operating 405 stores in 42 states, the District of Columbia and Puerto Rico.

     This press release contains various forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations and business of the Company. Examples of forward-looking statements are statements that use the words "expect", "anticipate", "plan", "intend", "believe" and similar expressions. These forward-looking statements involve certain risks and uncertainties, and no assurance can be given that any of such matters will be realized. Actual results may differ materially from those contemplated by such forward-looking statements as a result of, among other things, changes in market conditions, general economic conditions that are less favorable than expected or a downturn in the retail industry; failure by the Company to predict accurately customer fashion preferences; competitive influences; and other factors described in Company filings with the Securities and Exchange Commission. The Company does not assume any obligation to revise any forward-looking statements at any time for any reason, even if experience or future events or changes make it clear that any projected financial or operating results implied by such forward-looking statements will not be realized.



Contact:  Investor Relations:           Media Relations:

          Barry Erdos                   Jill Golden
          EVP - Chief Financial         Vice President -
          Officer                       Communications
          (212) 541-3318                (212) 541-3269

          Christa H. Moses
          Director, Investor
          Relations
          (212) 541-3484